Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403

RTW, Inc. Reports Ninth Consecutive Quarter of Profits

     MINNEAPOLIS – April 28, 2004 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the first quarter ended March 31, 2004, of $930,000 or $0.18 per basic and $0.17 per diluted share compared to net income of $564,000, or $0.11 per basic and diluted share for the first quarter of 2003. The first quarter 2004 results include a $200,000 pre-tax reduction in claim and claim settlement expenses resulting from favorable development of claims for 2003 and prior accident years and pre-tax realized investment gains totaling $649,000. The first quarter of 2003 included a $300,000 pre-tax reduction in claim and claim settlement expenses resulting from favorable development of claims for 2002 and prior accident years.

     Jeffrey B. Murphy, President and CEO of RTW, said, “We are pleased to report our ninth consecutive quarter of profitability and delighted with our financial performance for the quarter-ended March 31, 2004. We began to position RTW for sustainable profitability in 2002 by focusing on improving our case and claims management capabilities and writing business at the right price. Our continued focus in these areas in 2003 and 2004, is reflected in our results. Our performance reflects our commitment to what we do best - aggressively and effectively managing claims to closure. We achieved a 4.6% rate increase on policies renewing in 2004, slowing from rate increases in 2003 and 2002 as we expected. We believe that Minnesota, Michigan and Colorado will continue to provide us insured opportunities as we focus on writing business that is in our niche at rates we believe are appropriate. We expect premium rates to rise slightly for the remainder of 2004.”

     “During the first quarter, we achieved a milestone in our strategic initiative to extend our workers’ compensation services to self-insured employers and other alternative markets. On March 12, 2004 we announced that we were awarded a servicing contract for twenty-five percent of the Minnesota Assigned Risk Plan. Under the contract, we will manage policy issuance, cases and claims for employers insured by the Minnesota Assigned Risk Plan, but we will not be providing insurance coverage. Our contract begins on July 1, 2004 and we will begin to recognize revenue from this contract during the third quarter of 2004. We further expect our non-insured products will grow in 2004 as we expand to areas outside the regions in which we currently provide insured services and broaden our product offerings to respond to customers’ needs.”

     “Further, during the quarter, the A.M. Best (Best) financial rating for our wholly-owned insurance subsidiary, American Compensation Insurance Company (ACIC), was upgraded to a B+ (Very Good, Secure) from a B (Fair, Vulnerable) due to our profitability in 2003 and the resulting improved capitalization. The Company increased ACIC’s capital and surplus to $33.0 million in 2003 from $26.8 million in 2002 as a result of income from operations. This Best upgrade is a very positive action and confirms the commitment that we made in 2002 to improve operations, increase profitability and increase the capital and surplus in ACIC.”

     Premiums in force at March 31, 2004 increased to $59.5 million from $58.1 million at December 31, 2003 and $48.7 million at March 31, 2003. Gross premiums earned followed the increase in premiums in force increasing 14.9 percent to $15.0 million in the first quarter of 2004 from $13.0 million for the same period in the prior year. After reflecting premiums ceded under reinsurance treaties, premiums earned increased by 13.7 percent to $12.6 million for the quarter ended March 31, 2004 from $11.1 million reported in the first quarter of 2003. Premiums ceded under excess of loss treaties increased in 2004 due to rate increases for excess of loss reinsurance coverage and the increase in gross premiums earned.

     For the first quarter, total revenue was $14.2 million, compared to $12.4 million last year. Included in total revenue for the quarter is investment income of $882,000, compared to $1.2 million last year and realized investment gains totaling $649,000; no realized investment gains or losses were recorded in the first quarter of 2003. In the first quarter of 2004, we sold securities to realize capital gains and repurchased municipal securities.

     Mr. Murphy commented, “We expect continued growth in our 2004 premiums in force as we focus on profitable business that is in our niche, with growth primarily in Minnesota and Michigan. We further expect that the Minnesota Assigned Plan will contribute significant non-risk revenue beginning in the third quarter of 2004.”

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its insured products to employers in Minnesota, Colorado and Michigan and expects to expand its non-risk products and services nationally. Customers span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by our officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets; (iii) our ability to continue to increase pricing on insured products in the markets in which we remain; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide our proprietary products and services to self-insured parties successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended March 31,
	2004	2003
REVENUES:

Gross premiums earned	$14,962	$13,022
Premiums ceded:
Excess of loss treaties	(2,320)	(1,900)

Premiums earned	12,642	11,122
Investment income	882	1,242
Net realized investment gains	649	—
Service fee income	67	28

Total revenues	14,240	12,392

EXPENSES:

Claim and claim settlement expenses	9,230	8,194
Policy acquisition costs	1,410	1,035
General and administrative expenses	2,192	2,286

Total expenses	12,832	11,515

Income from operations	1,408	877

Interest expense	—	17

Income before income taxes	1,408	860

Income tax expense	478	296

Net income	$930	$564

Net income per share:
Basic	$0.18	$0.11

Diluted	$0.17	$0.11

Weighted average shares outstanding:
Basic	5,128,000	5,115,000

Diluted	5,411,000	5,133,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	March 31,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$87,829	$79,171
Cash and cash equivalents	32,109	39,650
Premiums receivable	3,373	3,482
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	70,352	71,466
On paid claim and claim settlement expenses	1,502	854
Other assets	8,679	7,545

Total assets	$203,844	$202,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$149,882	$150,044
Unearned premiums	10,311	9,180
Accrued expenses and other liabilities	6,821	7,357

Total liabilities	167,014	166,581
Shareholders’ equity	36,830	35,587

Total liabilities and shareholders’ equity	$203,844	$202,168